EXHIBIT 5.1

Leser, Hunter, Taubman & Taubman
17 State Street, Suite 2000
New York, New York 10004
(212) 732-7184 Fax: (212) 202-6380
E-mail: ltaubman@lhttlaw.com

February 8, 2011

Radient Pharmaceuticals Corporation
2492 Walnut Avenue, Suite 100
Tustin, California 92780-7039

Ladies and Gentlemen:

We have acted as counsel to Radient Pharmaceuticals Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act"), to Form S-3 (the "Registration Statement"), relating to the proposed registered direct offering of 45,703,125 shares of the Company's common stock (the "Common Stock").

In so acting, we have  examined and relied upon the originals or copies,  certified or otherwise  identified to our satisfaction,  of such Company records, documents,  certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. Based upon the foregoing and such examination of law as we have deemed necessary, we are of the opinion that the Common Stock to be offered by the selling stockholders, when sold under the circumstances contemplated in the Registration Statement, will be legally issued, fully paid and non-assessable.

The opinions we express herein are  limited  to  matters involving  the Delaware corporate law and the federal laws of the United States and are further expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise as to any other matters relating to the Company or the Common Stock.

We consent to the use of this letter as an Exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” included in the Prospectus forming a part of the Registration Statement.

Sincerely,

Lester, Hunter, Taubman & Taubman

By:	/s/ Louis E. Taubman
Louis E. Taubman,
Partner